KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
          CALCULATION OF WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
         INCOME FOR DETERMINATION OF EARNINGS PER SHARE OF COMMON STOCK
                                   EXHIBIT 11

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                                                                                   Years Ended December 31,
                                                                               1995             1994              1993
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Calculation of Primary Earnings Per Share:
Weighted average number of common and common
   equivalent shares outstanding:
      Weighted average number of common shares outstanding                     6,201            5,994             5,698
      Dilutive effect for stock options and warrants computed
         using treasury stock method                                              29                0               277
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      Weighted average number of common and common
         equivalent shares outstanding:                                        6,230            5,994             5,975
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      Net income (loss) applicable to common and common
         equivalent shares outstanding                                        $3,376          ($3,210)           $3,797

      Net income (loss) per share                                             $0.54           ($0.54)            $0.64
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Calculation of Fully Diluted Earnings Per Share:
Weighted average number of common and common
   equivalent shares outstanding:
      Weighted average number of common shares outstanding                     6,201            5,994             5,698
      Dilutive effect of stock options and warrants computed
         using the treasury stock method                                          80                0               286
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                                                                               6,281            5,994             5,984
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Adjustments to net income applicable to common stock:
   Net income (loss) applicable to common stock                               $3,376          ($3,210)           $3,797

   Net income (loss) per share                                                $0.54           ($0.54)            $0.63
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